                                                   RULE NO. 424(b)(5)
                                                   REGISTRATION NO. 33-54267

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED February 1, 1996


                                CRIIMI MAE INC.


                                 75,000 SHARES
                SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK


     CRIIMI MAE Inc. ("CRIIMI MAE") is a full service commercial mortgage company structured as a self-administered real estate investment trust ("REIT"). CRIIMI MAE is offering hereby 75,000 shares of its Series A Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Shares"). The offering price per Series A Preferred Share is $100.00.

     Subject to certain restrictions, the Series A Preferred Shares are convertible into shares of CRIIMI MAE's common stock, par value $.01 per share (the "Common Shares"). CRIIMI MAE's Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "CMM." The reported last sale price of the Common Shares as reported on the NYSE Composite Tape on December 2, 1996, was $12.375 per share.

                            -----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                                                 PRICE TO    UNDERWRITING    PROCEEDS TO
                                                  PUBLIC    DISCOUNTS AND   CRIIMI MAE(1)
                                                             COMMISSIONS
----------------------------------------------------------------------------------------
Per Series A Preferred Share, $.01 par value..  $   100.00             (2)    $   100.00
----------------------------------------------------------------------------------------
Total Series A Preferred Shares...............  $7,500,000             (2)    $7,500,000
----------------------------------------------------------------------------------------

(1) Before deducting expenses payable by CRIIMI MAE estimated at $3,000.00. Additionally, does not include a total of $150,000 by CRIIMI MAE paid to acquire and exercise the option pursuant to which all of such shares are being sold.

(2)  Not applicable.

----------------------

     In connection with the initial offering of Series A Preferred Shares to a European institutional investor in June 1996, CRIIMI MAE paid $75,000 to acquire a put option to sell up to an additional 75,000 Series A Preferred Shares at a price of $100.00 per share to such institutional investor at any time prior to July 1, 1997. All of the Series A Preferred Shares offered hereby are being sold directly by CRIIMI MAE to such European institutional investor upon the exercise of such put option. In connection with this offering, CRIIMI Mae shall pay an additional $75,000 to exercise such put option. CRIIMI MAE has not made any underwriting arrangements with respect to the Series A Preferred Shares.

                            -----------------------

          The date of this Prospectus Supplement is December 3, 1996

                                   CRIIMI MAE

     CRIIMI MAE, a full-service commercial mortgage company structured as a self-administered real estate investment trust ("REIT"), invests in government insured and guaranteed mortgages secured by multifamily housing complexes located throughout the United States and in uninsured mortgage and mortgage-related investments backed by multifamily and other commercial mortgages, such as higher yielding, higher risk, subordinated ownership interests in bonds issued in commercial mortgage loan securitizations ("Subordinated CMBSs"), using a combination of debt and equity. CRIIMI MAE's principal objectives are to provide increasing dividends to its shareholders and to enhance the value of its stock. CRIIMI MAE's strategy is to increase recurring earnings, including both investment income and fee income. To help achieve that goal CRIIMI MAE focuses on three areas: building a quality portfolio, efficient financing of its investments, and active portfolio management and mortgage servicing.


                                USE OF PROCEEDS

     CRIIMI MAE intends to use the net proceeds from the sale of the Series A Preferred Shares offered hereby (i) to acquire mortgage investments, including Subordinated CMBSs, (ii) to sponsor and/or participate in collateralized mortgage obligation programs, and (iii) for other general corporate purposes, including working capital.

                   PRICE RANGE OF COMMON SHARES AND DIVIDENDS

     The Common Shares are traded on the NYSE under the symbol "CMM." The table below sets forth the high and the low closing sales prices per Common Share as reported on the NYSE Composite Tape and the amount of cash dividends paid per Common Share during the periods indicated. As of December 2, 1996, there were approximately 25,000 holders of record of Common Shares.

                                                 PRICE RANGE OF
                                                 COMMON SHARES       DIVIDENDS PAID
                                                 --------------        PER SHARE
                                                 HIGH       LOW
Year Ended December 31, 1994:
     1st Quarter                               $12          $9 3/8      $0.29
     2nd Quarter                                11 1/8       9 3/4       0.29
     3rd Quarter                                11 1/4       9 3/8       0.29
     4th Quarter                                 9 1/2       6 5/8       0.29
                                                                       -----
                                                                       $1.16
Year Ended December 31, 1995:
     1st Quarter                                 8 3/8       6 3/4     $0.225
     2nd Quarter                                 8 3/4       7 1/8      0.225
     3rd Quarter                                 8 1/2       7 3/4      0.235
     4th Quarter                                 9 1/4       8 1/8      0.235
                                                                       -----
                                                                       $0.92
Year Ended December 31, 1996:
     1st Quarter                                10 1/2       8 5/8     $0.30
     2nd Quarter                                11          10          0.30
     3rd Quarter                                11 1/8      10 1/4      0.30
     4th Quarter (through December 2, 1996)     12 3/8      10 3/4       --
----------------------------------

     The reported last sales price of the Common Shares as reported on the NYSE Composite Tape on December 2, 1996 was $12.375 per share.

                 RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth CRIIMI MAE's consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:

                                                                  Nine Months
                 Years Ended December 31,                     Ended September 30,
  -------------------------------------------------------     -------------------

    1991       1992        1993        1994        1995         1995       1996
  --------   --------    --------    --------    --------     --------   --------
    1.61       1.69        1.48        1.66        1.35         1.34       1.47

     For purposes of computing these ratios, earnings consist of CRIIMI
MAE's consolidated net income (including any derived from the ownership of Common Stock of CRI Liquidating REIT, Inc.), plus fixed charges, extraordinary items, loss from investment in limited partnerships and preferred stock dividends. Fixed charges and preferred stock dividends consist of gross interest cost, including amortization of debt expense, discount or premium and adjustment to hedges for valuation and sales, and preferred stock dividends. For periods presented ending prior to 1996, CRIIMI MAE had not issued any shares of preferred stock and, therefore, no preferred dividends were paid in such periods.

                   DESCRIPTION OF SERIES A PREFERRED SHARES


          CRIIMI MAE is authorized to issue 25 million shares of preferred stock, par value $.01 per share. The Board of Directors of CRIIMI MAE (the "Board") has authorized the issuance of up to 150,000 Series A Preferred Shares. Each of the 75,000 Series A Preferred Shares issued by CRIIMI MAE in June 1996 has been converted into Common Shares as of December 2, 1996.

        The following description of the Series A Preferred Shares sets forth certain general terms and provisions of the Series A Preferred Shares. The statements below describing the Series A Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of CRIIMI MAE's Articles of Incorporation, as amended (the "Articles of Incorporation"), and CRIIMI MAE's Articles Supplementary to the Articles of Incorporation relating to the Series A Preferred Shares (the "Articles Supplementary").

DESIGNATION AND NUMBER

          The number of shares initially constituting the Series A Preferred Shares shall be 150,000, which number may be decreased (but not increased) by the Board without a vote of holders of Series A Preferred Shares; provided, however, that such number may not be decreased below the number of then outstanding Series A Preferred Shares.

RANK

          The Series A Preferred Shares rank, with respect to dividend rights and rights upon liquidation, dissolution or winding up of CRIIMI MAE, (i) senior to the Common Shares and to all equity securities issued by CRIIMI MAE the terms of which specifically provide that such equity securities rank junior to the Series A Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of CRIIMI MAE; (ii) on a parity with all equity securities issued by CRIIMI MAE the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of CRIIMI MAE; and (iii) junior to all equity securities issued by CRIIMI MAE the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of CRIIMI MAE.

DIVIDENDS

          Holders of the Series A Preferred Shares are entitled to receive, when, as and if declared by the Board, out of assets of CRIIMI MAE legally available for payment, cumulative cash dividends payable quarterly on the last business day of each calendar quarter of each year (each, a "Quarterly Dividend Payment Date") at an annual rate equal to the sum of (a) 75 basis points plus
(b) LIBOR (as defined below) as of the second LIBOR Market Day (as defined below) preceding the commencement of the calendar quarter which includes such Quarterly Dividend Payment Date. As used in this paragraph (i) the term "LIBOR" means the arithmetic mean of the offered rates for three-month deposits in United States dollars which appear on the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service for the purpose of displaying London interbank offered rates of major banks) (the "Telerate Screen Page 3750") as of 11:00 A.M., London time, on the specified LIBOR Market Day; provided, however, that if at the specified time on the specified LIBOR Market Day fewer than two such offered rates so appear on the Telerate Screen Page 3750, LIBOR shall mean the arithmetic mean of three offered rates to prime banks for three-month deposits in United States dollars by three major banks in the London interbank market, as selected by CRIIMI MAE at approximately 11:00 A.M., London time, on the specified LIBOR Market Day; provided, further, that if fewer than three major banks in the London interbank market are quoting rates to prime banks for three-month deposits in United States dollars, LIBOR shall be LIBOR in effect for the previous quarterly dividend period and (ii) the term "LIBOR Market Day" means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England. Dividends are cumulative from and after the date of issuance. Each such dividend shall be payable to holders of record as they appear on the share transfer books of CRIIMI MAE on such record dates as shall be fixed by the Board. Each quarterly dividend, to the extent not paid on the applicable Quarterly Dividend Payment Date, shall accrue (whether or not earned or declared) on a daily basis additional cumulative dividends at the then applicable dividend rate for the Series A Preferred Shares.

          No dividends will be declared or paid or set apart for payment (other than in Common Shares or other capital stock ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) on any class or series of capital stock ranking, as to dividends, on a parity with or junior to the Series A Preferred Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Shares and the shares of any other class or series of capital stock ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and any other series of capital stock ranking on a parity as to dividends with the Series A Preferred Shares shall be declared pro rata so that the amount of dividends declared per Preferred Share and such other series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Shares and such other series of capital stock bear to each other.

          Unless full cumulative dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment on the Series A Preferred Shares for all past dividend periods and the then current dividend period, CRIIMI MAE may not redeem, purchase or otherwise acquire for any consideration (or pay to or make available money for a sinking fund for the redemption of) any Common Shares, or any other capital stock of CRIIMI MAE ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation, dissolution or winding up (except by conversion into, or exchange for other capital stock of CRIIMI MAE ranking junior to the Series A Preferred Shares as to dividends and upon liquidation, dissolution or winding up). Notwithstanding the foregoing, CRIIMI MAE shall not be restricted from purchasing or acquiring any capital stock of CRIIMI MAE either (i) to preserve the status of CRIIMI MAE as a REIT or (ii) pursuant to a purchase or exchange offer made on the same terms to all holders of outstanding shares of capital stock of CRIIMI MAE.

          Any dividend payment made on Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due which remains payable.

REDEMPTION

          From and after the first anniversary and until the second anniversary of the date of issuance of the Series A Preferred Shares, the Series A Preferred Shares will be subject to redemption at the option of CRIIMI MAE, as a whole or in part, at any time, for cash equal to $106.00 per share, together in each case with an amount equal to accrued and unpaid dividends on such Series A Preferred Shares to (and including) the date fixed for redemption. If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by CRIIMI MAE and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders.

          Notice of redemption will be mailed at least 45 days but not more than 60 days before the redemption date to each holder of record of Series A Preferred Shares to be redeemed at the address shown on the share transfer books of CRIIMI MAE. Each notice shall state: (i) the redemption date; (ii) the number of Series A Preferred Shares to be redeemed; (iii) the redemption price;
(iv) the place or places where certificates for such Series A Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date, and (vi) the date upon which the conversion rights of the holders of Series A Preferred Shares shall terminate. If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been set aside by CRIIMI MAE in trust for the benefit of the holders of any Series A Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Any moneys so set aside in trust which remain unclaimed by the holders of the Series A Preferred Shares at the end of two years after the redemption date will be returned by the trustee thereof to CRIIMI MAE and the holders of such Series A Preferred Shares will be entitled to look only to CRIIMI MAE for the payment thereof.

LIQUIDATION PREFERENCE

          Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of CRIIMI MAE, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of capital stock of CRIIMI MAE ranking junior to the Series A Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of CRIIMI MAE, the holders of Series A Preferred Shares shall be entitled to receive out of assets of CRIIMI MAE legally available for distribution to stockholders, liquidating distributions in the amount of $100.00 per share, plus an amount equal to all dividends accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of CRIIMI MAE. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of CRIIMI MAE are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital stock of CRIIMI MAE ranking on a parity with the Series A Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series A Preferred Shares and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          If liquidating distributions shall have been made in full to all holders of Series A Preferred Shares, the remaining assets of CRIIMI MAE shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Series A Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation, merger or other business combination of CRIIMI MAE with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of CRIIMI MAE, shall not be deemed to constitute a liquidation, dissolution or winding up of CRIIMI MAE.

VOTING RIGHTS

          Holders of the Series A Preferred Shares do not have any voting rights, except as set forth in the Articles Supplementary and summarized below, or as otherwise from time to time required by law.

          So long as any Series A Preferred Shares remain outstanding, CRIIMI MAE will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of CRIIMI MAE into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of CRIIMI MAE's Articles of Incorporation or the Articles Supplementary, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, CRIIMI MAE may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series A Preferred Shares, and provided further that (x) any increase in the amount of the authorized Common Shares or Series A Preferred Shares or the authorization, creation or issuance of any other class or series of capital stock, or (y) any increase in the amount of authorized shares of any other class or series of capital stock, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          During any period in which dividends on the Series A Preferred Shares are cumulatively in arrears for not less than six quarterly dividend payments (whether or not consecutive), then the number of directors constituting the Board shall, without further action, be increased by two and the holders of the Series A Preferred Shares shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class, to elect the directors of CRIIMI MAE to fill such newly created directorships. Such additional voting rights shall continue until such time as all dividends accumulated on the Series A Preferred Shares shall have been paid in full, at which time such additional directors shall cease to be directors and such additional voting right of the holders of Series A Preferred Shares shall terminate subject to revesting in the event of each and every subsequent event of the character indicated above.

CONVERSION

          From the date of issuance until the second anniversary thereof, the holders of the Series A Preferred Shares may convert Series A Preferred Shares into Common Shares; provided, that the minimum conversion amount at any one time shall be 10,000 Series A Preferred Shares, and provided further that the holders thereof shall not be permitted to convert (i) more than 25,000 Series A Preferred Shares in the aggregate during the first 30 calendar days after the date of initial issuance of the Series A Preferred Shares, (ii) more than 50,000 Series A Preferred Shares in the aggregate during the first 60 calendar days after the date of initial issuance of the Series A Preferred Shares or (iii) more than 75,000 Series A

Preferred Shares in the aggregate during the first 90 calendar days after the date of initial issuance of the Series A Preferred Shares.

          On the second anniversary of the date of issuance of the Series A Preferred Shares, the Series A Preferred Shares shall be automatically converted into Common Shares.

          The number of Common Shares deliverable upon conversion of a Series A Preferred Share shall be equal to a fraction (i) the numerator of which is $100.00 and (ii) the denominator of which is 94% of the Average Closing Trade Price (as defined below) for the applicable period of twenty-one (or such fewer number as shall be mutually agreed upon in writing by CRIIMI MAE and the holder of the Series A Preferred Shares being converted) consecutive trading days immediately preceding the date of delivery of a notice requesting conversion or the second anniversary of the date of issuance of the Series A Preferred Shares, as the case may be (each, a "Conversion Pricing Period"). For purposes of determining the conversion rate, "Average Closing Trade Price" means the average of the closing trade prices for the Common Shares as reported on the NYSE (or such other exchange on which the Common Shares are then listed) for each day during the Conversion Pricing Period in which such closing trade price exceeds 75% of the closing trade price for the Common Shares on the last day of the applicable Conversion Pricing Period (unless CRIIMI MAE and the holder of Series A Preferred Shares being converted agree in writing otherwise).

          Upon conversion of any Series A Preferred Shares, all accrued and unpaid dividends up to (and including) the date of optional or mandatory conversion, whether or not declared, on each such share shall become immediately due and payable in cash on the date of the issuance and delivery by CRIIMI MAE of the certificate representing the Common Shares to which such holder of Series A Preferred Shares being converted is entitled.

          In connection with the conversion of any Series A Preferred Shares, no fractions of Common Shares shall be issued, but in lieu thereof CRIIMI MAE shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Average Closing Trade Price for the applicable Conversion Pricing Period.

          In the event of (a) any capital reorganization or reclassification of outstanding Common Shares, (b) any consolidation or merger of CRIIMI MAE with or into another person, or (c) any sale or conveyance to another person of the property of CRIIMI MAE as an entirety or substantially as an entirety, the holders of Series A Preferred Shares shall be entitled to receive the same consideration or other distributions received by the holders of Common Shares, on an as converted basis or, in certain cases, either (i) common stock in the surviving entity or (ii) $106.00 in cash.


RESTRICTIONS ON OWNERSHIP AND TRANSFER

          As discussed in the Registration Statement under "--Common Shares-- Restrictions on Ownership and Transfer," for CRIIMI MAE to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist CRIIMI MAE in meeting this requirement, CRIIMI MAE may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of more than 9.8% of CRIIMI MAE's outstanding capital stock, including any Series A Preferred Shares.

                CERTAIN UNITED STATES INCOME TAX CONSIDERATIONS

          The following general discussion is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of the Series A Preferred Shares, or the Common Shares into which such Series A Preferred Shares are convertible (hereinafter collectively referred to as "Capital Shares"), applicable to holders of such Capital Shares who acquire and own such Capital Shares as capital assets within the meaning of Section 1221 of the Code. For purposes of this discussion, a "Non-U.S. Holder" is a person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state, or (iii) an estate or trust whose income is includable in gross income for United States federal income tax purposes regardless of its source. For purposes of the withholding tax on dividends discussed below, a non-resident fiduciary of an estate or trust will be considered a Non-U.S. Holder.

          This discussion does not consider specific facts and circumstances that may be relevant to a particular holder's tax position (including the fact that, in the case of a Non-U.S. Holder that is a partnership, the U.S. tax consequences of holding and disposing of Capital Shares may be affected by certain determinations made at the partner level), and does not consider U.S. state and local or non-U.S. tax consequences. Furthermore, the following discussion is based on provisions of the Code and administrative and judicial interpretations, all of which are subject to change, possibly on a retroactive basis. Each prospective holder of Capital Shares is urged to consult a tax advisor with respect to the U.S. federal tax consequences of holding and disposing of the Capital Shares, as well as any tax consequences that may arise under the laws of any U.S. state, local or other U.S. or non-U.S. taxing jurisdiction.


GENERAL CONSIDERATIONS

          CRIIMI MAE and its subsidiary, CRI Liquidating REIT, Inc. ("CRI Liquidating"), have qualified, and intend to continue to qualify, as REITs under the Code. Qualification for treatment as a REIT requires CRIIMI MAE and CRI Liquidating each to meet certain criteria including certain requirements regarding the nature of its ownership, assets, income and distributions of taxable income. A REIT generally is not subject to federal income tax on that portion of its ordinary income or capital gains that is distributed currently to stockholders. CRIIMI MAE and CRI Liquidating have historically distributed substantially all of their taxable income to stockholders. CRIIMI MAE and CRI Liquidating intend to continue to distribute a level of taxable income necessary to qualify as REITS. CRIIMI MAE and CRI Liquidating will each generally be subject to federal income tax at normal corporate rates on its undistributed income and to a 4% excise tax under the Code on the amount, if any, by which 85% of its REIT taxable income (including accrued but unpaid interest income) and 95% of any net capital gain exceed the amount actually distributed to its stockholders during the year (or declared as a dividend during October, November or December of a calendar year, if distributed during the following January as ordinary income dividends). Accrued income for each quarter is generally received within 30 days after the end of the quarter. CRIIMI MAE and CRI Liquidating are not aware of any present circumstances that would cause them to fail to qualify as REITs, nor do they anticipate any such circumstances in the reasonably foreseeable future. If the U.S. Internal Revenue Service ("IRS") successfully challenged the tax status of CRIIMI MAE or CRI Liquidating as a REIT, CRIIMI MAE and CRI Liquidating's earnings would become subject to federal income tax (including any applicable minimum tax) at corporate rates.

          To protect CRIIMI MAE's qualification as a REIT under the Code, CRIIMI MAE's Articles of Incorporation provide that no person or persons acting as a group (defined to include partnerships, corporations, trusts and other entities), with the exceptions of C.R.I., Inc. or its affiliates, shall at any time directly or indirectly acquire ownership of more than 9.8% of the outstanding capital stock of CRIIMI MAE.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

          As long as CRIIMI MAE qualifies as a REIT, distributions made to CRIIMI MAE's taxable domestic stockholders out of current or accumulated earnings and profits, as determined for federal income tax purposes, and not designated as capital gain dividends, will be taken into account by such stockholders as ordinary income and will not be eligible for the dividends received deduction for stockholders that are corporations. Distributions that are designated by CRIIMI MAE as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed CRIIMI MAE's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its Capital Shares. However, corporate stockholders are required to treat capital gain dividends as a preference item for alternative minimum tax ("AMT") purposes and could be subject to AMT at a rate of 20% on such gains. To the extent that CRIIMI MAE makes distributions in excess of current and accumulated earnings and profits as determined for federal income tax purposes, these distributions are treated first as a tax-free return of capital to the stockholder, reducing the tax basis of a stockholder's Capital Shares by the amount of such distribution (but not below zero), with distributions in excess of the stockholder's tax basis taxable as gain from the sale or exchange of Capital Shares. In addition, any dividend declared by CRIIMI MAE in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by CRIIMI MAE and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by CRIIMI MAE during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of CRIIMI MAE.

          Because CRIIMI MAE has more than one class of stock outstanding, it must allocate available earnings and profits between distributions to the different classes of stock on the basis of the dividend preferences established by local law and under its governing instruments.

          CRIIMI MAE currently intends to issue debt instruments which might be considered taxable mortgage pools ("TMPs") under Section 7701(i) of the Code. If CRIIMI MAE issues TMPs some portion of the ordinary or capital gain dividends received by a stockholder may be considered excess inclusion. If a portion of the ordinary or capital gain dividends received by a stockholder from CRIIMI MAE is designated as excess inclusion, the taxable income of that stockholder shall in no event be less than its allocable excess inclusion, regardless of its other items of income or deduction. CRIIMI MAE does not anticipate that a significant portion of its ordinary and capital gain dividends will consist of excess inclusion.

          In general, any loss upon a sale or exchange of Capital Shares by a stockholder who has held such Capital Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from CRIIMI MAE required to be treated by such shareholder as long-term capital gains.

          Section 305(c) of the Code and the Treasury regulations thereunder treat as a dividend certain constructive distributions of stock with respect to preferred stock. Certain adjustments to the conversion rate of the Series A Preferred Shares may be treated as dividends to holders of such shares. Conversely, the failure to make certain adjustments to the conversion rate to reflect certain events may result in a taxable dividend to other stockholders.

TAXATION OF NON-U.S. HOLDERS

          In general, distributions to a Non-U.S. Holder of Capital Shares which are not attributable to gain from the sale or exchange of United States real property interests and are not designated by CRIIMI MAE as capital gain dividends will be treated as dividends of ordinary income (to the extent of earnings and profits for U.S. federal income tax purposes). Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with such holder's conduct of a trade or business in the United States or, to the extent a tax treaty applies, attributable to a permanent establishment in the United States ("U.S. trade or business income") generally are subject to U.S. federal income tax at regular rates (and, in the case of a Non-U.S. Holder that is a corporation, under certain circumstances may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty), but are not generally subject to the 30% withholding tax if the Non-U.S. Holder provides CRIIMI MAE in a timely manner with either (i) an IRS Form 1001 stating that the Non-U.S. Holder is entitled to a reduced rate of tax or exempt from withholding tax under an applicable treaty, or (ii) if such distributions are "effectively connected" income, an IRS Form 4224.

          A Non-U.S. Holder that is required to submit a certification on Form 1001 or 4224 to avoid or reduce the imposition of United States federal withholding tax with respect to a dividend on Capital Shares is required to submit such certification to CRIIMI MAE as soon as practicable after the Non-U.S. Holder acquires such shares or a beneficial interest therein. If CRIIMI MAE does not physically receive such certification by the date that is 10 days prior to a dividend payment date, CRIIMI MAE may treat such certification as ineffective with respect to any payment to such Non-U.S. Holder and may withhold tax from such payment on such date. The Non-U.S. Holder will be responsible for ensuring that all IRS Forms are properly updated. If an IRS form provided by a Non-U.S. Holder is not properly updated, CRIIMI MAE will commence withholding on the dividend payment date on or following the date that such form becomes no longer current.

          Distributions by CRIIMI MAE which are not dividends out of earnings and profits (as determined for U.S. federal income tax purposes) should not be subject to U.S. withholding tax. Such distributions are treated first as a tax-free return of capital to the Non-U.S. Holder, reducing the tax basis of the Non-U.S. Holder's Capital Shares by the amount of such distribution (but not below zero), with distributions in excess of the Non-U.S. Holder's tax basis taxable (to the same extent described below) as a sale or exchange of Capital Shares. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of CRIIMI MAE. CRIIMI MAE does not expect to pay dividends in excess of current and accumulated earnings and profits. If any portion of the ordinary or capital gains dividends received by a foreign stockholder from CRIIMI MAE is designated as excess inclusion (as determined for U.S. federal income tax purposes), (i) the withholding rate on such portion of the distribution is not reduced by any applicable treaty, and (ii) the dividend is U.S. trade or business income, the U.S. trade or business income of such holder shall in no event be less than its taxable excess inclusion, regardless of its other items of income or deduction. CRIIMI MAE does not anticipate that a significant portion of its ordinary and capital gains dividends will consist of excess inclusion.

          Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), for as long as CRIIMI MAE qualifies as a REIT, a distribution made by CRIIMI MAE to a Non-U.S. Holder that is attributable to gains from the sale or exchange of U.S. real property interests generally will be taxable as U.S. trade or business income. Therefore, Non-U.S. Holders generally will be taxed at the capital gain rates applicable to U.S. Holders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Holder (unless reduced or eliminated by treaty). In addition, CRIIMI MAE will be required to withhold U.S. tax equal to 35% of the amount of dividends that could have been designated as capital gain dividends, but such requirement apparently is limited to the amount of such gain that is attributable to the sale or exchange of U.S. real property interests. The amount so withheld is creditable against the U.S. federal income tax liability of such Non-U.S. Holder and a refund may be available if the amount withheld exceeds the U.S. federal income tax liability of the Non-U.S. Holder. CRIIMI MAE does not expect to realize any capital gains from CRI Liquidating's investments in participating mortgage investments. CRIIMI MAE does not foresee that any gains on its mortgage investments would be subject to FIRPTA (provided CRIIMI MAE does not foreclose upon such mortgage investments) because such mortgages merely secure a debt and CRIIMI MAE will not be entitled to a direct or indirect right to share in the appreciation in the value of, or in the gross or net proceeds or profits generated by, the underlying real property.

          If CRIIMI MAE is a "domestically controlled REIT," a sale of Capital Shares by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. A REIT is a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. CRIIMI MAE is currently, and anticipates continuing to be, a domestically controlled REIT. Therefore, it anticipates that a Non-U.S. Holder's sale of Capital Shares will not be subject to taxation under FIRPTA. Because the Capital Shares will be publicly traded, however, no assurance can be given that CRIIMI MAE will continue to be a domestically controlled REIT.

          If CRIIMI MAE does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of Capital Shares nevertheless generally will not be subject to tax under FIRPTA provided that either (i) CRIIMI MAE is not a "United States real property holding corporation" (which is defined in the Code generally as any corporation if the net fair market value of its U.S. real property interests accounts for 50% or more of the net fair market value of its assets at any time during the 5-year period prior to such sale), or (ii) the shares are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the New York Stock Exchange, on which the Common Shares are listed), and the selling Non-U.S. Holder held 5% or less of CRIIMI MAE's outstanding shares at all times during a specified testing period. It is not anticipated at this time that CRIIMI MAE will list the Series A Preferred Shares on an established securities market.

          If gain on the sale of the Capital Shares by a Non-U.S. Holder is subject to taxation under FIRPTA, the income would be taxable as U.S. trade or business income (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Even if FIRPTA does not apply to the sale of the Capital Shares, a Non-U.S. Holder that owns the Capital Shares as a capital asset nonetheless will be subject to U.S. federal income tax on any gain realized on the sale of Capital Shares if (i) such gain is U.S. trade or business income, (ii) in the case of gain realized by an individual Non-U.S. Holder, such Non-U.S. Holder is present in the United States for 183 days or more during the year of such sale and certain other conditions are met, or (iii) the Non-U.S. Holder is taxed under rules applicable to certain U.S. expatriates.

          In general, an individual who is a Non-U.S. Holder for U.S. estate tax purposes will incur liability for U.S. federal estate tax if the fair market value of the property included in such individual's taxable estate for U.S. federal estate tax purposes exceeds the statutory threshold amount. For these purposes, Capital Shares owned or treated as owned by an individual who is a Non-U.S. Holder (for U.S. estate tax purposes) at the time of death will be included in the individual's taxable estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.


TAXATION OF TAX-EXEMPT STOCKHOLDERS

          The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employee pension trust do not constitute unrelated business taxable income ("UBTI"). Revenue rulings, however, are interpretive in nature and are subject to revocation or modification by the IRS. Based upon the ruling and the analysis therein, distributions by CRIIMI MAE to a stockholder that is a tax-exempt entity also should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its Capital Shares with "acquisition indebtedness" within the meaning of the Code, and that the Capital Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

          Code section 401(a) pension trusts generally will not be treated as a single individual for purposes of determining whether CRIIMI MAE satisfies the prohibition against REITs being closely held (closely held being defined as more than 50% of the value of its outstanding stock being owned, directly or indirectly, by or for five or fewer individuals). Instead, a "look-through" rule will be applied, whereby the beneficiaries of the pension trust will be treated as holding stock in CRIIMI MAE in proportion to their interests in the pension trust.

          If CRIIMI MAE were to satisfy the closely-held prohibition only by application of the "look-through" rule, pension trusts holding more than 10% by value of the interests in CRIIMI MAE may be required to treat a percentage of the dividends received from CRIIMI MAE as UBTI. Generally, a percentage of dividends received by such 10% pension trust shareholders will be treated as UBTI if: (i) at least one pension trust holds more than 25% by value of the interests in CRIIMI MAE, or (ii) one or more pension trusts (each of which hold more than 10% by value of interests in CRIIMI MAE) hold in the aggregate more than 50% by value of the interests in CRIIMI MAE. The percentage treated as UBTI would be the gross income of CRIIMI MAE that is derived from an unrelated trade or business (determined as if CRIIMI MAE were a pension trust) divided by the gross income of CRIIMI MAE for the year in which the dividends were paid.
If the percentage so determined was less than 5%, none of the dividends would be treated as UBTI.

          CRIIMI MAE currently intends to issue debt instruments which might be considered TMPs under Section 7701(i) of the Code. If CRIIMI MAE issues TMPs, some portion of the ordinary or capital gain dividends received by a tax-exempt stockholder may be considered excess inclusions. If a portion of the ordinary or capital gain dividends received by a tax-exempt stockholder is designated as excess inclusion, those amounts will be considered UBTI. Additionally, the UBTI of a tax-exempt stockholder shall in no event be less than its allocable excess inclusion, regardless of its other items of income or deduction. CRIIMI MAE does not anticipate that a significant portion of its ordinary and capital gain dividends will consist of excess inclusion.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

          Payments in respect of dividends or proceeds from the sale or other disposition of Capital Shares may be subject to information reporting to the IRS and to a 31% U.S. backup withholding tax. Backup withholding generally will not apply, however, to a holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. In addition, backup withholding generally will not apply to dividends paid on Capital Shares to a Non-U.S. Holder outside of the United States. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a stockholder will be allowed as a credit against such stockholder's federal income tax liability and may entitle such stockholder to a refund, provided that the required information is furnished to the IRS. Accordingly, stockholders should consult their own tax advisors with respect to any such information reporting and backup withholding requirements, including their potential for qualification for exemption therefrom.



                              PLAN OF DISTRIBUTION

          All of the Series A Preferred Shares offered hereby are being purchased by a European institutional investor (the "Institutional Investor"). In connection with the initial offering of Series A Preferred Shares to such Institutional Investor in June 1996, CRIIMI MAE paid $75,000.00 to acquire a put option to sell up to an additional 75,000 Series A Preferred Shares, at a price of $100.00 per share, to such institutional investor at any time prior to July 1, 1997. In connection with this offering, CRIIMI MAE shall pay an additional $75,000.00 (equal to $1.00 for each Series A Preferred Share sold) to exercise such put option. Other than the foregoing payments, the Institutional Investor has not received from CRIIMI MAE any fees, discounts, commissions or other compensation in connection with the purchase of the Series A Preferred Shares. The Institutional Investor is not purchasing the Series A Preferred Shares from CRIIMI MAE with a view to the immediate distribution thereof.

          CRIIMI MAE will pay all commissions, transfer taxes and other expenses associated with the sale of the Series A Preferred Shares offered hereby, including the expenses of the preparation of this Prospectus Supplement and the preparation and filing of the Registration Statement. CRIIMI MAE has not made any underwriting arrangements with respect to the sale of the Series A Preferred Shares offered hereby.

                                 LEGAL MATTERS

          Certain matters relating to the validity of the Series A Preferred Shares offered hereby will be passed upon for CRIIMI MAE by Swidler & Berlin, Chartered, Washington, D.C.


                                    EXPERTS

          The financial statements and schedules included in CRIIMI MAE's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its reports with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 1, 1996

PROSPECTUS

                                CRIIMI MAE INC.

                                  $200,000,000

              DEBT SECURITIES, PREFERRED SHARES AND COMMON SHARES

  CRIIMI MAE Inc. ("CRIIMI MAE") may from time to time offer in one or more series its unsecured subordinated debt securities (the "Debt Securities"), shares of its preferred stock, par value $.01 per share (the "Preferred Shares"), and shares of its common stock, par value $.01 per share (the "Common Shares"), with an aggregate public offering price of up to $200,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Shares and Common Shares (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in supplements to this Prospectus (a "Prospectus Supplement").

  The Debt Securities will be direct unsecured obligations of CRIIMI MAE subordinated to existing and future senior indebtedness, as defined. See "Description of Debt Securities."

  The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, ranking, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of CRIIMI MAE or repayment at the option of the holder, terms for sinking fund payments, terms for conversion into Preferred Shares or Common Shares, covenants and any initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (iii) in the case of Common Shares, any public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of CRIIMI MAE as a real estate investment trust ("REIT") for federal income tax purposes.

  The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

  The Securities may be offered directly, through agents designated from time to time by CRIIMI MAE, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.

  CRIIMI MAE's Common Shares are traded on the New York Stock Exchange (the "NYSE") under the symbol "CMM."

                                 ------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------
  THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF THE SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                                 ------------

               THE DATE OF THIS PROSPECTUS IS FEBRUARY 1, 1996.

                             AVAILABLE INFORMATION

  CRIIMI MAE and its subsidiaries, CRI Liquidating REIT, Inc. ("CRI Liquidating") and CRIIMI MAE Financial Corporation, are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by CRIIMI MAE, CRI Liquidating and CRIIMI MAE Financial Corporation can be inspected and copied at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy material and other information concerning CRIIMI MAE, CRI Liquidating and CRIIMI MAE Financial Corporation may be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

  This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by CRIIMI MAE with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement for further information with respect to CRIIMI MAE and the Securities. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by CRIIMI MAE with the SEC (File No. 1-10360) are incorporated herein by reference:

     1. Annual Report on Form 10-K for the year ended December 31, 1994, as amended on Form 10K/A on March 27, 1995 and April 11, 1995.

     2. Quarterly Report on Form 10-Q for the quarter ended September 30,
  1995.

     3. Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

     4. Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

     5. Definitive Proxy Statement dated April 28, 1995.

     6. Definitive Proxy Statement dated April 6, 1993.

     7. Form 8-K, as filed with the SEC on June 30, 1995.

     8. Form 8-A, as filed with the SEC on October 16, 1989.

     9. Form 8-B, as filed with the SEC on October 27, 1993.

  All documents filed by CRIIMI MAE pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  CRIIMI MAE will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference. Requests for such copies should be directed to: CRIIMI MAE Inc., Investor Services, 11200 Rockville Pike, Rockville, Maryland 20852, or telephone (301) 816-2300 or toll-free
(800) 678-1116.

                                   CRIIMI MAE

  CRIIMI MAE, a full service mortgage company structured as a self-managed real estate investment trust ("REIT"), invests in government insured and guaranteed mortgages secured by multifamily housing complexes located throughout the United States ("Government Insured Multifamily Mortgages") and in uninsured mortgage and mortgage-related investments such as higher yielding, higher risk, uninsured subordinated securities backed by multifamily and other commercial mortgages, using a combination of debt and equity financing. As a result of a shareholder-approved merger transaction ("Merger") with certain businesses affiliated with C.R.I., Inc. which was consummated in June 1995, CRIIMI MAE expanded its lines of business to include mortgage advisory services, mortgage servicing and mortgage origination. CRIIMI MAE also acquired a team of mortgage, real estate, and financial experts. CRIIMI MAE's principal objectives are to provide stable or increasing quarterly cash distributions to its stockholders.

                                USE OF PROCEEDS

  Unless otherwise specified in the applicable Prospectus Supplement for any offering of Securities, CRIIMI MAE intends to use the majority of the net proceeds from the sale of Securities (i) to acquire additional mortgage investments, including uninsured and/or subordinated mortgage investments, (ii) to sponsor and/or participate in collateralized mortgage obligation programs,
(iii) to make other investments and/or acquisitions relating to CRIIMI MAE's mortgage business, (iv) to retire certain indebtedness of CRIIMI MAE and/or (v) for other general corporate purposes, including working capital. Pending their use for the foregoing purposes, the net proceeds are expected to be invested in short term, interest-bearing investments.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth CRIIMI MAE's consolidated ratios of earnings to fixed charges for the periods shown :

                                                                  NINE MONTHS
            YEARS ENDED DECEMBER 31,                          ENDED SEPTEMBER 30,
    ---------------------------------------------------      ----------------------------
   1990      1991        1992        1993        1994          1994            1995
   -----     -----       -----       -----       -----       ---------       ---------
   1.82       1.61        1.69        1.48        1.66            1.77            1.35

  The ratios of earnings to fixed charges were computed by dividing earnings, as defined below, by fixed charges. For this purpose, earnings consist of CRIIMI MAE's consolidated net income plus fixed charges, extraordinary items and loss from investment in limited partnership. Fixed charges consist of gross interest expense including amortization of debt expense, discount or premium. To date, CRIIMI MAE has not issued any Preferred Shares; therefore, the ratios of earnings to combined fixed charges and preferred share dividends are unchanged from the ratios presented in this section.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

  The Debt Securities are to be issued under an indenture (the "Indenture") between CRIIMI MAE and a trustee (the "Trustee"). The form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indenture, as modified or suspended by any applicable Prospectus Supplement, are summaries of the provisions thereof and do not purport to be complete and are qualified in their entirety by reference to the Indenture and such Debt Securities.

  The Debt Securities will be direct, unsecured obligations of CRIIMI MAE and, as set forth below under "--Subordination," will be subordinate in right of payment to Senior Debt (as defined below) of CRIIMI MAE. In addition to the terms of the Indenture and any specific, express terms of the Debt Securities described below, the issuance of the Debt Securities will be limited by, and subject to certain terms of, CRIIMI MAE's existing financing facilities.

TERMS

  The Indenture will provide that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the CRIIMI MAE Board or as established in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

  The Indenture will also provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated therein, any action described therein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

  Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

    (1) the title of such Debt Securities;

    (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Common Shares or Preferred Shares, or the method by which any such portion shall be determined;

    (4) if convertible, in connection with the preservation of CRIIMI MAE's status as a REIT, any applicable limitations on the ownership or transferability of the Common Shares or Preferred Shares into which such Debt Securities are convertible;

    (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    (7) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the interest payment dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

    (8) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon CRIIMI MAE in respect of such Debt Securities and the Indenture may be served;

    (9) the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of CRIIMI MAE, if CRIIMI MAE is to have such an option;

    (10) the obligation, if any, of CRIIMI MAE to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

    (13) whether such Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

    (14) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the events of default or covenants set forth in the Indenture;

    (15) whether such Debt Securities will be issued in certificated or book-entry form;

    (16) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

    (17) the applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture;

    (18) the terms, if any, upon which such Debt Securities may be convertible into Common Shares or Preferred Shares and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

    (19) whether and under what circumstances CRIIMI MAE will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether CRIIMI MAE will have the option to redeem such Debt Securities in lieu of making such payment; and

    (20) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture.

  The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities") or that the principal amount thereof payable at their stated maturity may be more or less than the principal amount thereof at original issuance ("Indexed Securities"). Special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities or Indexed Securities will be described in the applicable Prospectus Supplement.

  Except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of CRIIMI MAE to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving CRIIMI MAE or in the event of a change of control. Restrictions on ownership and transfers of CRIIMI MAE's Common Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Capital Stock." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants of CRIIMI MAE that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee; provided that, at the option of CRIIMI MAE, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the register to be maintained by the Trustee or by wire transfer of funds to such person at an account maintained within the United States.

  Any interest not punctually paid or duly provided for on any interest payment date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice whereof shall be given to each holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the applicable Trustee. Every Debt Security tendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but CRIIMI MAE may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by CRIIMI MAE with respect to any series of Debt Securities, CRIIMI MAE may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that CRIIMI MAE will be required to maintain a transfer agent in each place of payment for such series. CRIIMI MAE may at any time designate additional transfer agents with respect to any series of Debt Securities.

  To protect CRIIMI MAE's status as a REIT, CRIIMI MAE may refuse to effect a transfer of Debt Securities if, as a result of such transfer, any person would beneficially own, either directly or indirectly, more than 9.8% of CRIIMI MAE's outstanding capital stock. Neither CRIIMI MAE nor any Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;
(ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE

  The Indenture will provide that CRIIMI MAE may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation or trust or other entity provided that (a) either CRIIMI MAE shall be the continuing corporation, or the successor corporation (if other than CRIIMI MAE) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the

Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of CRIIMI MAE or any subsidiary as a result thereof as having been incurred by CRIIMI MAE or such subsidiary at the time of such transaction, no event of default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

CERTAIN COVENANTS

  Existence. Except as permitted under "--Merger, Consolidation or Sale," CRIIMI MAE will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that CRIIMI MAE shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

  Maintenance of Properties. CRIIMI MAE will cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of CRIIMI MAE may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that CRIIMI MAE and its subsidiaries shall not be prevented from selling or otherwise disposing for value its mortgage investments and other assets in the ordinary course of business.

  Payment of Taxes and Other Claims. CRIIMI MAE will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of CRIIMI MAE or any subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of CRIIMI MAE or any subsidiary; provided, however, that CRIIMI MAE shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

  Additional Covenants. Any additional covenants of CRIIMI MAE with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series when due and payable, at maturity, upon redemption or otherwise which continues for five business days; (c) default in making any sinking fund payment as required for any Debt Security of such series which continues for five business days; (d) default in the performance or breach of any other covenant or warranty of CRIIMI MAE contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (e) a default not being contested in good faith by CRIIMI MAE under any bond, debenture, note or other evidence of indebtedness for money borrowed by CRIIMI MAE (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $10,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by CRIIMI MAE (including such leases but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $10,000,000 by CRIIMI MAE, whether such indebtedness now exists or shall hereafter be created which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of CRIIMI MAE or any Significant Subsidiary or either of its properties; and (g) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of CRIIMI MAE.

  If an Event of Default under the Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than a majority in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to CRIIMI MAE (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) CRIIMI MAE shall have paid or deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may
be) have been cured or waived as provided in the Indenture. The Indenture will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

  Each Trustee will be required to give notice to the holders of Debt Securities within 90 days of a default under the Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if designated officers of such Trustee consider such withholding to be in the interest of such holders.

  The right of any holder to institute a proceeding with respect to the Indenture will be subject to certain conditions precedent including notice and indemnity to the Trustee, but the holder has an absolute right to receipt of principal of (and premium, if any) and interest on such holder's Debt Security on or after the respective due dates expressed in the Debt Security, and to institute suit for the enforcement of any such payments.

  Subject to provisions in the Indenture relating to its duties in case of default, no Trustee will be under an obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under the Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, each Trustee may refuse to follow any direction which is in conflict with any law or the

Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

  Within 120 days after the close of each fiscal year, CRIIMI MAE will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

  Modifications and amendments of the Indenture may be made only with the consent of the holders of not less than a majority in aggregate principal amount of all outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

  The holders of not less than a majority in principal amount of outstanding Debt Securities issued under the Indenture have the right to waive compliance by CRIIMI MAE with certain covenants in such Indenture.

  Modifications and amendments of the Indenture may be made by CRIIMI MAE and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to CRIIMI MAE as obligor under such Indenture; (ii) to add to the covenants of CRIIMI MAE for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon CRIIMI MAE in such Indenture; (iii) to add Events of Default for the benefit of the holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares or Preferred Shares; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under such Indenture in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect.

  The Indenture will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above),
(iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (iv) Debt Securities owned by CRIIMI MAE or any other obligor upon the Debt Securities or any affiliate of CRIIMI MAE or of such other obligor shall be disregarded.

  The Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting may be called at any time by the applicable Trustee, and also, upon request, by CRIIMI MAE or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

  Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

SUBORDINATION

  Upon any distribution to creditors of CRIIMI MAE in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the Debt Securities will be subordinated in right of payment to the prior payment in full of all "Senior Debt" (as defined below), but the obligation of CRIIMI MAE to make payment of the principal and interest on the Debt Securities will not otherwise be affected. No payment of principal or interest may be made on the Debt Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or CRIIMI MAE receives notice of the default. After all Senior Debt is paid in full and until the

Debt Securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of CRIIMI MAE may recover more, ratably, than holders of the Debt Securities.

  "Senior Debt" will be defined in the Indenture as the principal of and interest on, or substantially similar payments to be made by CRIIMI MAE in respect of, the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed: (a) indebtedness of CRIIMI MAE for money borrowed or represented by purchase-money obligations, (b) indebtedness of CRIIMI MAE evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other instrument, (c) obligations of CRIIMI MAE as lessee under leases of property either made as part of any sale and leaseback transaction to which CRIIMI MAE is a party or otherwise, (d) indebtedness of any partnerships or joint ventures which is included in the consolidated financial statements of CRIIMI MAE, (e) indebtedness, obligations and liabilities of others in respect of which CRIIMI MAE is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which CRIIMI MAE has agreed to purchase or otherwise acquire, and (f) any binding commitment of CRIIMI MAE to fund any mortgage investment or to fund any investment in any entity making such mortgage investment, in each case other than (1) any such indebtedness, obligation or liability referred to in clauses (a) through (f) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Debt Securities or rank pari passu with the Debt Securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of CRIIMI MAE to substantially the same extent as or to a greater extent than the Debt Securities are subordinated, and (3) the Debt Securities. There will be no restrictions in the Indenture upon the creation of additional Senior Debt.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  Under the Indenture, CRIIMI MAE will be able to discharge certain obligations to holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

  The Indenture will provide that, under certain circumstances, CRIIMI MAE may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to such Debt Securities under the Indenture or, under certain circumstances, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by CRIIMI MAE with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

  Such a trust may be established only if, among other things, CRIIMI MAE has delivered to the applicable Trustee an opinion of counsel (as specified in each Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture.

  "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

  Unless otherwise provided in the applicable Prospectus Supplement, if after CRIIMI MAE has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the European Currency Unit ("ECU") both within the European Monetary System established by the Resolution of December 5, 1978 of the council of the European Economic Community, European Coal and Steel Community and the European Atomic Energy Community (collectively, the "European Communities") and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications of the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which the Debt Securities are convertible into Common Shares or Preferred Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Shares or Preferred Shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or CRIIMI MAE, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

  To protect CRIIMI MAE's status as a REIT, CRIIMI MAE may refuse to effect a conversion of the Debt Securities if, as a result of such conversion, any person would beneficially own, either directly or indirectly, more than 9.8% of CRIIMI MAE's outstanding capital stock. See "Description of Capital Stock-- Common Shares--Restrictions on Ownership and Transfer."

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                          DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of CRIIMI MAE comprises 60 million Common Shares and 25 million Preferred Shares. As of January 1, 1996, there were issued and outstanding 30,407,024 Common Shares and no Preferred Shares. The Common Shares are currently listed and are trading on the NYSE, and CRIIMI MAE will seek to list with the NYSE any Common Shares offered in any Prospectus Supplement hereto.

PREFERRED SHARES

  General. The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of CRIIMI MAE's Articles of Incorporation, as amended (the "Articles of Incorporation") and Bylaws and applicable articles supplementary relating to any offering of Preferred Shares ("Articles Supplementary").

  Terms. Subject to the limitations prescribed by the Articles of Incorporation, the CRIIMI MAE Board is authorized to fix the number of shares constituting each series of Preferred Shares and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the CRIIMI MAE Board. The Preferred Shares will, when issued, be fully paid and nonassessable by CRIIMI MAE and will have no preemptive rights.

  Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

    (1) The title and stated value of such Preferred Shares;

    (2) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

    (4) The date from which dividends on such Preferred Shares shall accumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

    (6) The provision for a sinking fund, if any, for such Preferred Shares;

    (7) The provision for redemption, if applicable, of such Preferred
  Shares;

    (8) Any listing of such Preferred Shares on any securities exchange;

    (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares, including the conversion price (or manner of calculation thereof);

    (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

    (11) A discussion of federal income tax considerations applicable to such Preferred Shares;

    (12) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of CRIIMI MAE;

    (13) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of CRIIMI MAE; and

    (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of CRIIMI MAE as a REIT.

  Rank. Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of CRIIMI MAE, rank (i) senior to all classes or series of Common Shares and to all equity securities ranking junior to such Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of CRIIMI MAE; (ii) on a parity with all equity securities issued by CRIIMI MAE the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of CRIIMI MAE; and (iii) junior to all equity securities issued by CRIIMI MAE the terms of which specifically provide that such equity securities rank senior to the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of CRIIMI MAE. The term "equity securities" does not include convertible debt securities.

  Dividends. Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the CRIIMI MAE Board, out of assets of CRIIMI MAE legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of CRIIMI MAE on such record dates as shall be fixed by the CRIIMI MAE Board.

  Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the CRIIMI MAE Board fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and CRIIMI MAE will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  If Preferred Shares of any series are outstanding, no dividends will be declared or paid or set apart for payment on the Preferred Shares of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the

Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per Preferred Share of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares, or any other capital shares of CRIIMI MAE ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares, or any other capital shares of CRIIMI MAE ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by CRIIMI MAE (except by conversion into or exchange for other capital shares of CRIIMI MAE ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

  Any dividend payment made on shares of a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

  Redemption. If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of CRIIMI MAE, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by CRIIMI MAE in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of CRIIMI MAE, the terms of such Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable capital shares of CRIIMI MAE pursuant to conversion provisions specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Shares shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of CRIIMI MAE or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, CRIIMI MAE shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of CRIIMI MAE ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of CRIIMI MAE or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

  If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by CRIIMI MAE and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by CRIIMI MAE.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of CRIIMI MAE. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by CRIIMI MAE in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, such Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Any moneys so deposited which remain unclaimed by the holders of the Preferred Shares at the end of two years after the redemption date will be returned by such bank or trust company to CRIIMI MAE.

  Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of CRIIMI MAE, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of capital shares of CRIIMI MAE ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of CRIIMI MAE, the holders of each series of Preferred Shares shall be entitled to receive out of assets of CRIIMI MAE legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of CRIIMI MAE. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of CRIIMI MAE are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of CRIIMI MAE ranking on a parity with the Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of CRIIMI MAE shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of CRIIMI MAE with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of CRIIMI MAE, shall not be deemed to constitute a liquidation, dissolution or winding up of CRIIMI MAE.

  Voting Rights. Holders of the Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

  Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, CRIIMI MAE will not, without the affirmative vote or consent of the holders of at least a majority of the shares of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking prior to such series of Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital shares of CRIIMI MAE into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of CRIIMI MAE's Articles of Incorporation or the Articles Supplementary for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, CRIIMI MAE may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares, and provided further that (x) any increase in the amount of the authorized Common Shares or Preferred Shares or the authorization, creation or issuance of any other series of Preferred Shares or any other class or series of capital shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares or any other class or series of capital shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

  Conversion Rights. The terms and conditions, if any, upon which any series of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or CRIIMI MAE, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Shares.

  Restrictions on Ownership and Transfer. As discussed below under "--Common Shares--Restrictions on Ownership and Transfer," for CRIIMI MAE to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital shares may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist CRIIMI MAE in meeting this requirement, CRIIMI MAE may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of more than 9.8% of CRIIMI MAE's outstanding capital stock, including any Preferred Shares of CRIIMI MAE. Therefore, the Articles Supplementary for each series of Preferred Shares will contain certain provisions restricting the ownership and transfer of the Preferred Shares. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Shares.

COMMON SHARES

  The following description of the Common Shares is summarized from relevant portions of CRIIMI MAE's Articles of Incorporation and Bylaws, as amended. A more complete description of the Common Shares may be obtained by reference to such documents and to the documents incorporated by reference in this Prospectus. The following statements are qualified in their entirety by such reference.

  General. Stockholders are entitled to one vote for each Common Share held on all matters presented for a vote to stockholders. The CRIIMI MAE Board serves in staggered three-year terms. Directors may be removed only for cause, upon the affirmative vote of holders of a majority of the Common Shares voting together as a single class. Except as otherwise provided in the Articles of Incorporation, in meetings where a quorum is present, a majority of the votes cast by stockholders is required to adopt a provision. Stockholders are entitled to receive all assets available for distribution to the stockholders, subject to any preferential rights of the holders of any Preferred Shares. The Common Shares, when issued, will be fully paid and nonassessable and will not be subject to redemption, except as provided in the Articles of Incorporation, nor will they have any preference, conversion, exchange, preemptive or cumulative voting rights.

  The transfer agent and register for the Common Shares is Registrar and Transfer Company.

  Restrictions on Ownership and Transfer. The Code provides that a corporation may not qualify as a REIT if more than 50% in value of the shares of the corporation are owned, directly or indirectly, by five or fewer individuals, which for this purpose, includes pension funds and certain other tax-exempt entities. Provisions of the Articles of Incorporation, intended to prevent concentrated ownership of the capital stock of CRIIMI MAE that might jeopardize its qualification as a REIT, authorize the CRIIMI MAE Board to refuse to effect a transfer of shares of capital stock of CRIIMI MAE to any person who as a result would own in excess of 9.8% of the outstanding shares of capital stock of CRIIMI MAE ("Excess Shares") and to redeem such Excess Shares.

                    CERTAIN UNITED STATES TAX CONSIDERATIONS

  The following summary of certain federal income tax considerations to CRIIMI MAE is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific Securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of Securities. Certain federal income tax considerations relevant to holders of the Securities will be provided in the applicable Prospectus Supplement relating thereto.

  This discussion does not consider specific facts and circumstances that may be relevant to a particular holder's tax position, and does not consider U.S. state and local or non-U.S. tax consequences. Furthermore, the following discussion is based on provisions of the Code and administrative and judicial interpretations, all of which are subject to change, possibly on a retroactive basis.

  EACH INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES

TO HIM OF THE ACQUISITION, OWNERSHIP AND SALE OF THE SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

  CRIIMI MAE and CRI Liquidating have qualified, and intend to continue to qualify, as REITs under the Code. Qualification for treatment as a REIT requires CRIIMI MAE and CRI Liquidating each to meet certain criteria including certain requirements regarding the nature of its ownership, assets, income and distributions of taxable income. A REIT generally is not subject to federal income tax on that portion of its ordinary income or capital gains that is distributed currently to stockholders. CRIIMI MAE and CRI Liquidating have distributed and intend to continue to distribute substantially all of their taxable income to stockholders and to meet distribution requirements to continue to qualify as REITs. CRIIMI MAE and CRI Liquidating will each generally be subject to federal income tax at normal corporate rates on its undistributed income and to a 4% excise tax under the Code on the amount, if any, by which 85% of its REIT taxable income (including accrued but unpaid interest income) and 95% of any net capital gain exceed the amount actually distributed to its stockholders during the year (or declared as a dividend during October, November or December of a calendar year, if distributed during the following January as ordinary income dividends). Accrued income for each quarter is generally received within 30 days after the end of the quarter. CRIIMI MAE and CRI Liquidating are not aware of any present circumstances that would cause them to fail to qualify as REITs, nor do they anticipate any such circumstances in the reasonably foreseeable future. If the U.S. Internal Revenue Service ("IRS") successfully challenged the tax status of CRIIMI MAE or CRI Liquidating as a REIT, CRIIMI MAE and CRI Liquidating's earnings would become subject to federal income tax (including any applicable minimum tax) at corporate rates.

  To protect CRIIMI MAE's qualification as a REIT under the Code, CRIIMI MAE's Articles of Incorporation provide that no person or persons acting as a group (defined to include partnerships, corporations, trusts and other entities), with the exception of CRI or its affiliates, shall at any time directly or indirectly acquire ownership of more than 9.8% of the outstanding shares of CRIIMI MAE's capital stock.

                              PLAN OF DISTRIBUTION

  CRIIMI MAE may sell Securities to or through one or more underwriters, and also may sell Securities directly to other purchasers or through agents.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  In connection with the sale of Securities, underwriters may receive compensation from CRIIMI MAE or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from CRIIMI MAE, and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from CRIIMI MAE will be described, in the Prospectus Supplement.

  Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Shares which are listed on the NYSE. Any Common Shares sold pursuant to a Prospectus Supplement are expected to be listed on such exchange, subject to official notice of issuance. CRIIMI MAE may elect to list any series of Debt Securities or Preferred Shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for any Securities.

  Under agreements CRIIMI MAE may enter into, underwriters, dealers, and agents who participate in the distribution of Securities may be entitled to indemnification by CRIIMI MAE against certain liabilities, including liabilities under the Securities Act.

  Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, CRIIMI MAE in the ordinary course of business.

  If so indicated in the Prospectus Supplement, CRIIMI MAE will authorize underwriters or other persons acting as CRIIMI MAE's agents to solicit offers by certain institutions to purchase Securities from CRIIMI MAE pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by CRIIMI MAE. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL MATTERS

  Certain matters relating to the validity of the Securities will be passed upon for CRIIMI MAE by Swidler & Berlin, Chartered, Washington, D.C.

                                    EXPERTS

  The financial statements and schedules included in CRIIMI MAE's Annual Report on Form 10-K, as amended, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its reports with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

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          NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED IN CONNECTION
WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION CONTAINED HEREIN OR THEREIN OR IN THE AFFAIRS OF CRIIMI MAE SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                        PAGE
                                                                        ----
CRIIMI MAE.............................................................  S-2
Use of Proceeds........................................................  S-2
Price Range of Common Shares and Dividends.............................  S-2
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends....  S-2
Description of Series A Preferred Shares...............................  S-3
Certain United States Income Tax Considerations........................  S-8
Plan of Distribution................................................... S-12
Legal Matters.......................................................... S-13
Experts................................................................ S-13

                                   PROSPECTUS

                                                                        PAGE
                                                                        ----
Available Information...................................................   2
Incorporation of Certain Documents by Reference.........................   2
CRIIMI MAE..............................................................   4
Use of Proceeds.........................................................   4
Ratios of Earnings to Fixed Charges.....................................   4
Description of Debt Securities..........................................   4
Description of Capital Stock............................................  14
Certain United States Tax Considerations................................  19
Plan of Distribution....................................................  20
Legal Matters...........................................................  21
Experts.................................................................  21

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                                CRIIMI MAE INC.



                                 75,000 SHARES
                        SERIES A CUMULATIVE CONVERTIBLE
                                PREFERRED STOCK



                              ____________________

                             PROSPECTUS SUPPLEMENT
                              ____________________



                               December 3, 1996






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